Exhibit 99.1

News Corporation

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

NEWS CORPORATION REPORTS SECOND QUARTER

OPERATING INCOME OF $920 MILLION AS

REVENUES INCREASE TO $6.7 BILLION

INCOME FROM CONTINUING OPERATIONS INCREASES

TO $694 MILLION

QUARTER HIGHLIGHTS

•	Cable Network Programming operating income up 15% on advertising growth at Fox News Channel and higher affiliate revenues at the Regional Sports Networks.

•	Television operating income up 20% on strong revenue growth at STAR and lower promotional costs at the FOX Network due to the earlier launch of its fall lineup versus a year ago.

•	Filmed Entertainment delivers operating income of $299 million on continued strength of home entertainment sales of film and television titles. $108 million decrease versus prior year reflects record home entertainment results in second quarter a year ago.

•	New subscriber additions at SKY Italia improve operating results by $52 million. At quarter end the subscriber base had expanded to 3.6 million, an increase of 496,000 subscribers in the past 12 months.

•	Newspaper operating income declines as $99 million in redundancy costs associated with the printing project and advertising weakness in the U.K. more than offsets the inclusion of Queensland Press’ results in Australia.

•	Increased contributions from the In-Store division drives Magazines and Inserts operating income up 4% while an array of bestsellers at HarperCollins raises Book Publishing operating income 24%.

NEW YORK, NY, February 8, 2006 – News Corporation (NYSE: NWS, NWSA; ASX: NWS, NWSLV) today reported second quarter income from continuing operations of $694 million, ($0.21 per share on a diluted combined basis1), as compared with $386 million ($0.13 per share on a diluted combined basis1) reported in the second quarter a year ago. These results primarily reflect an increase in equity earnings of affiliates and increased Other income from the unrealized change in fair value of certain outstanding exchangeable debt securities partially offset by a decrease in consolidated operating income.

Consolidated operating income for the second quarter of $920 million was down 4% versus the $954 million reported a year ago, primarily as a result of a $99 million redundancy provision recorded this quarter in connection with the U.K. newspaper printing project, as well as a reduction from the record Filmed Entertainment operating income reported in the second quarter a year ago. These items more than offset double-digit improvements from the Television, Cable Network Programming, Direct Broadcast Satellite and Book Publishing segments.

(1)	See supplemental financial data on page 14 for detail on earnings per share

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“Our performance this quarter reflects the sustained momentum we have generated across the majority of our businesses. We translated the desirable audiences we deliver for advertisers into double-digit earnings gains at our Television and Cable Network Programming segments. We drastically lowered SKY Italia’s operating loss, keeping it on track to deliver its first full year of profitability. And, while we faced comparisons to a record quarter year ago at our film studio, we released a number of successful films this quarter each of which should generate strong returns later this fiscal year when distributed in home entertainment.

“We also hit the ground running with our recent new media investments, expanding the number of registered users of MySpace to over 50 million and positioning us to capitalize on the expanding on-line advertising pie as broadband continues to proliferate. Additionally, we are spending considerable time exploring ways to increase the value of our vast content libraries, such as our recently announced deal between FX, the FOX network and DIRECTV for on-demand content. The sustained financial success we have achieved over the last several years provides us the flexibility to invest in these new business opportunities while at the same time delivering continued fiscal year growth to our shareholders.”

Consolidated Operating Income

	3 Months Ended December 31,			6 Months Ended December 31,
	2005	2004		2005	2004
	US Millions
Filmed Entertainment	$299	$407		$667	$698
Television	183	153		343	387
Cable Network Programming	262	227		459	393
Direct Broadcast Satellite Television	(53)	(105)		(114)	(226)
Magazines and Inserts	76	73		152	137
Newspapers	69	184		194	302
Book Publishing	77	62		147	122
Other	7	(47	) (a)	(19)	(93	) (a)

Total Consolidated Operating Income	$920	$954		$1,829	$1,720

(a)	The three months and six months ended December 31, 2004 include $36 million and $49 million, respectively, of costs associated with the reincorporation.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

REVIEW OF OPERATING RESULTS

FILMED ENTERTAINMENT

The Filmed Entertainment segment reported second quarter operating income of $299 million versus the $407 million reported in the same period a year ago. The year on year decline is primarily due to difficult comparisons with record second quarter results a year ago, led by the worldwide home entertainment performances of Day After Tomorrow, Garfield, Dodgeball: A True Underdog Story and I, Robot, as well as from the catalog performance of The Star Wars Trilogy. The current-year results primarily reflect several successful film and television home entertainment releases, as well as increased revenues from the worldwide theatrical and pay-TV markets.

Second quarter film results were largely driven by the worldwide home entertainment performances of Fantastic Four, Kingdom of Heaven, Star Wars Episode III and Mr. & Mrs. Smith, as well as by contributions from various catalog titles including Napoleon Dynamite and Day After Tomorrow. Additionally, the pay-TV availability of Sideways and I, Robot contributed to the strong quarterly results. The current quarter also included launch costs for several successful theatrical releases including Cheaper By the Dozen 2, The Family Stone, The Ringer and Walk the Line, which has grossed over $110 million in domestic box office and won three Golden Globes including Best Picture, Best Actor and Best Actress – Comedy or Musical.

Twentieth Century Fox Television (TCFTV) increased contributions versus the second quarter a year ago, primarily reflecting continued momentum in home entertainment sales, most notably from Family Guy and 24. Several TCFTV shows garnered Golden Globe nominations including Best Television Series – Musical or Comedy for My Name is Earl and Best Television Series – Drama for Prison Break.

TELEVISION

The Television segment reported second quarter operating income of $183 million, an increase of $30 million, or 20%, versus the same period a year ago, primarily reflecting higher contributions from the FOX Broadcasting Company (FBC) and STAR which were partially offset by a decline at the FOX Television Stations.

At the FOX Broadcasting Company, second quarter operating results improved by $39 million compared to a year ago as entertainment ratings growth and increased pricing drove higher advertising revenues. Additionally, lower promotional costs versus the second quarter a year ago, due to the earlier launch of FBC’s fall line-up, also contributed to the year on year growth. These gains were partially offset by increased programming costs for movies and returning series. Following the end of the quarter, the network further strengthened its schedule with the return of American Idol and 24, both of which premiered to higher ratings than a year ago and are winning their time slots among key demographics.

Fox Television Stations’ (FTS) second quarter operating income declined 3% from the same period a year ago, primarily as a result of higher programming costs from the continued expansion of local newscasts and higher promotion for the November sweeps period. Despite softness in the overall advertising market and lower political spending, revenues for the quarter were in-line with a year ago as FTS generated market share gains with a stronger primetime line-up and continued success in morning newscasts.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

STAR’s second quarter operating income increased 43% as advertising and subscription revenue growth, mainly from India, drove total revenues up nearly 30%. Advertising gains were led by weekend programming initiatives at STAR Plus and from the successful launch of STAR One, while subscription revenues increased on new channel offerings and higher pricing.

CABLE NETWORK PROGRAMMING

Cable Network Programming reported second quarter operating income of $262 million, an increase of $35 million over last year’s result. The 15% growth primarily reflects advertising strength at the Fox News Channel and affiliate revenue growth at the Regional Sports Networks (RSNs).

The Fox News Channel (FNC) reported operating income growth of 24% compared to the second quarter a year ago primarily from higher advertising on increased pricing and volume. During the quarter viewership at FNC was more than double its nearest competitor in primetime and was over 80% higher on a 24 hour basis. It was also the sixth consecutive quarter FNC has had more total viewers than all other cable news networks combined.

At our other cable channels (including the RSNs, the FX Channel (FX) and SPEED Channel) operating profit increased 13% despite the positive impact in the second quarter a year ago from the NHL lockout. At the RSNs, revenue gains, primarily from increased affiliate rates and additional DBS subscribers, were partially offset by programming costs associated with broadcasting NHL games. Current quarter results also included higher revenues and costs associated with the consolidation of FSN Ohio, FSN Florida and National Sports Partners after acquiring a controlling stake in the fourth quarter of fiscal 2005. At FX, double-digit revenue growth in the quarter was driven by increased affiliate revenues from higher rates and additional subscribers, as well as by increased advertising revenues on ratings growth and higher pricing. These revenue gains were offset primarily by increased programming costs for returning series The Shield and Nip/Tuck, the highest rated series on basic cable among Adults 18-49, as well as by costs for several newly acquired series.

DIRECT BROADCAST SATELLITE TELEVISION

SKY Italia reported a second quarter operating loss of $53 million, an improvement of $52 million versus a loss of $105 million a year ago on local currency revenue growth of 14%. This improvement primarily reflects subscription revenue growth primarily from subscriber additions, with more than 496,000 net new subscribers added over the past 12 months, bringing SKY Italia’s subscriber base to 3.6 million at quarter end. The revenue growth was partially offset by increased programming costs associated with the larger subscriber base as well as higher spending primarily due to the broadcast of additional movie titles and the addition of new entertainment channels on the basic programming tier.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

MAGAZINES AND INSERTS

The Magazines and Inserts segment reported second quarter operating income of $76 million, an increase of 4% versus the $73 million reported in the quarter a year ago. The growth was driven by higher contributions from the In-Store division due to increased demand for its advertising products, partially offset by continued lower pricing at the Free Standing Inserts division.

NEWSPAPERS

The Newspapers segment reported second quarter operating income of $69 million, a decrease of $115 million versus the same period a year ago. The inclusion of results from the Queensland Press Group, which was acquired in November 2004, was more than offset by redundancy and depreciation costs associated with the development of new printing operations and lower advertising revenues in the UK.

The Australian newspaper group reported an increase in second quarter operating income in local currency terms versus fiscal 2005. The growth was primarily driven by the inclusion of results from the Queensland Press Group and slightly higher circulation revenue, which benefited from increased cover pricing.

The U.K. newspaper group reported an operating income decline in local currency terms in the second quarter as circulation revenue growth was more than offset by lower advertising revenues and by costs associated with the development of new printing operations. During the quarter, these costs primarily included the recording of a $99 million redundancy provision, reflected in Other operating charge, as well as higher depreciation. The circulation revenue gains were the result of increased cover prices across all major titles, as well as from increased circulation at The Times and The Sun.

BOOK PUBLISHING

HarperCollins reported record second quarter operating income of $77 million, an increase of $15 million versus the same period a year ago. The 24% year-on-year increase was driven by strong sales of The Chronicles of Narnia series by C.S. Lewis, fueled by the worldwide motion picture release of The Lion, The Witch and The Wardrobe in December. In addition, the General Books Group had continued strong sales in the quarter from such titles as Marley & Me by John Grogan, Freakonomics by Steven D. Levitt and Stephen J. Dubner, State of Fear by Michael Crichton, and YOU: The Owner’s Manual by Dr. Mehmet Oz and Dr. Michael F. Roizen. During the quarter, HarperCollins had 43 books on The New York Times bestseller list, including five books that reached the #1 spot.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

OTHER ITEMS

On October 3, 2005, the Company announced the sale of its TSL Education LTD business for $395 million. As a result of this transaction, which was completed in October 2005, the Company recognized a gain of $381 million which is included in Gain on disposition of discontinued operations, net of tax.

On June 13, 2005, the Company announced that its Board of Directors approved a stock repurchase program, under which the Company is authorized to acquire up to an aggregate of $3 billion in the Company’s Class A and Class B common stock. The program is expected to be completed within two years, but may be suspended or discontinued at any time. As of February 8, 2006, the Company has purchased more than $1.6 billion of stock under the program.

A dividend of $0.06 per Class A share and a dividend of $0.05 per Class B share has been declared and is payable on April 19, 2006. The record date for determining dividend entitlements is March 15, 2006.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

REVIEW OF EQUITY EARNINGS OF AFFILIATES’ RESULTS

Second quarter net earnings from affiliates were $160 million versus $48 million in the same period a year ago. The improvement was primarily due to increased contributions from The DIRECTV Group and BSkyB as a result of higher DTH subscribers and increased pricing, partially offset by the unfavorable impact from foreign currency fluctuations at Sky Brasil.

The Company’s share of equity earnings (losses) of affiliates is as follows:

			3 Months Ended December 31,		6 Months Ended December 31,
	% Owned		2005	2004	2005	2004
			US Millions		US Millions
BSkyB	37.6	% (a)	$86	$64	$186	$142
The DIRECTV Group	33.8%		19	(77)	28	(177)
Sky Brasil	49.7%		(10)	12	4	25
FOXTEL	25.0%		(1)	(7)	(3)	(14)
Other affiliates	Various	(b)	66	56	131	87

Total affiliated entities’ earnings			$160	$48	$346	$63

Further details on the certain affiliated entities follow.

(a)	Due to BSkyB’s stock repurchase program, News’ ownership in BSkyB increased from 37.2% as of September 30, 2005 to 37.6% as of December 31, 2005.
(b)	Primarily comprising Gemstar-TV Guide International, Fox Cable Networks associates, Sky Network Television Limited, Innova and Queensland Press (through November 12, 2004).

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

BSkyB (in STG and IFRS) (1)

	3 Months Ended December 31,		6 Months Ended December 31,
	2005	2004	2005	2004
	Millions (except subscribers)		Millions (except subscribers)
Revenues	£1,113	£1,009	£2,136	£1,957
Operating profit	199	167	414	356
Net income	£134	£123	£274	£245

News’ reportable 37.6% share (in US$ and US GAAP)	$86	$64	$186	$142

Ending Subscribers			11,948,000	11,485,000
DTH Subscribers			8,059,000	7,609,000

The DIRECTV Group, Inc. (1)

	3 Months Ended December 31,		6 Months Ended December 31,
	2005	2004	2005	2004
	Millions (except subscribers)		Millions (except subscribers)
Revenues	$3,596	$3,362	$6,829	$6,224
Operating profit (loss)	219	(445)	375	(1,995)
Net income (loss)	$121	$(288)	$216	$(1,297)

News’ reportable 33.8% share	$19	$(77)	$28	$(177)

Ending Subscribers			15,133,000	13,940,000

[1]	Please refer to respective companies’ earnings releases for detailed information.

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date results are as follows:

	6 Months Ended December 31,
	2005	2004
Australian Dollar/U.S. Dollar	0.75	0.73
U.K. Pounds Sterling/U.S. Dollar	1.77	1.84
Euro/U.S. Dollar	1.20	1.25

To receive a copy of this press release through the Internet, access News Corp’s corporate Web site located at http://www.newscorp.com

Audio from News Corp’s conference call with analysts on the second quarter results can be heard live on the Internet at 4:45 PM. Eastern Standard Time today. To listen to the call, visit http://www.newscorp.com

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Andrew Butcher, Press Inquiries
212-852-7092	212-852-7070

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended December 31,		6 Months Ended December 31,
	2005	2004	2005	2004
	US Millions (except per share amounts)
Revenues	$6,665	$6,562	$12,347	$11,708
Expenses:
Operating expenses	4,471	4,485	8,110	7,865
Selling, general, and administrative	978	938	1,937	1,797
Depreciation and amortization	197	149	372	277
Other operating charge	99	36	99	49

Operating income	920	954	1,829	1,720
Other income (expense):
Interest expense, net	(141)	(137)	(269)	(262)
Equity earnings of affiliates	160	48	346	63
Other, net	62	(114)	73	77

Income from continuing operations before income tax expense and minority interest in subsidiaries	1,001	751	1,979	1,598
Income tax expense	(292)	(276)	(674)	(456)
Minority interest in subsidiaries, net of tax	(15)	(89)	(31)	(131)

Income from continuing operations	694	386	1,274	1,011
Gain on disposition of discontinued operations, net of tax	381	—	381	—

Income before cumulative effect of accounting change	1,075	386	1,655	1,011
Cumulative effect of accounting change, net of tax	—	—	(1,013)	—

Net income	$1,075	$386	$642	$1,011

Basic earnings per share:
Income from continuing operations
Class A	$0.23	$0.14	$0.41	$0.37
Class B	$0.19	$0.12	$0.35	$0.31
Net income
Class A	$0.35	$0.14	$0.21	$0.37
Class B	$0.29	$0.12	$0.17	$0.31

Diluted earnings per share:
Income from continuing operations
Class A	$0.22	$0.14	$0.41	$0.36
Class B	$0.19	$0.11	$0.34	$0.30
Net income
Class A	$0.35	$0.14	$0.21	$0.36
Class B	$0.29	$0.11	$0.17	$0.30

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

CONSOLIDATED BALANCE SHEETS

	December 31, 2005	June 30, 2005
	US Millions
Assets
Current assets:
Cash and cash equivalents	$5,243	$6,470
Receivables, net	5,433	4,353
Inventories, net	1,917	1,516
Other	385	440

Total current assets	12,978	12,779

Non-current assets:
Receivables	708	673
Investments	10,414	10,268
Inventories, net	2,598	2,366
Property, plant, and equipment, net	4,454	4,346
Intangible assets	11,189	12,517
Goodwill	12,167	10,944
Other non-current assets	933	799

Total non-current assets	42,463	41,913

Total assets	$55,441	$54,692

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings	$944	$912
Accounts payable, accrued expenses and other current liabilities	3,956	3,564
Participations, residuals and royalties payable	1,277	1,051
Program rights payable	745	696
Deferred revenue	510	426

Total current liabilities	7,432	6,649

Non-current liabilities:
Borrowings	11,260	10,087
Other liabilities	3,492	3,543
Deferred income taxes	4,434	4,817
Minority interest in subsidiaries	224	219
Commitments and contingencies

Stockholders’ Equity:
Class A common stock, $0.01 par value	22	22
Class B common stock, $0.01 par value	10	10
Additional paid-in capital	28,858	30,044
Accumulated deficit and accumulated other comprehensive loss	(291)	(699)

Total stockholders’ equity	28,599	29,377

Total liabilities and stockholders’ equity	$55,441	$54,692

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

CONSOLIDATED STATEMENTS OF CASH FLOWS

	6 Months Ended December 31,
	2005	2004
	US Millions
Operating activities:
Net income	$642	$1,011
Gain on disposition of discontinued operations	(381)	—
Cumulative effect of accounting change, net of tax	1,013	—

Income from continuing operations	$1,274	$1,011
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	372	277
Amortization of cable distribution investments	53	58
Equity earnings of affiliates	(346)	(63)
Cash distributions received from investees	94	52
Other, net	(73)	(77)
Minority interest in subsidiaries, net of tax	31	131
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(1,280)	(1,026)
Inventories, net	(833)	(276)
Accounts payable and other liabilities	1,169	893

Net cash provided by operating activities	461	980

Investing activities:
Property, plant, and equipment	(412)	(425)
Acquisitions, net of cash acquired	(1,576)	(114)
Investments in associated entities	(29)	(61)
Other investments	(40)	(30)
Proceeds from sale of non-current assets	115	544
Proceeds from disposition of discontinued operations	395	—

Net cash used in investing activities	(1,547)	(86)

Financing activities:
Issuance of debt	1,149	1,755
Repayment of borrowings	(7)	(1,829)
Cash on deposit	—	275
Issuance of shares	73	37
Repurchase of shares	(1,067)	—
Dividends paid	(241)	(121)

Net cash (used in) provided by financing activities	(93)	117

Net increase (decrease) in cash and cash equivalents	(1,179)	1,011
Cash and cash equivalents, beginning of period	6,470	4,051
Exchange movement on opening cash balance	(48)	133

Cash and cash equivalents, end of period	$5,243	$5,195

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

SEGMENT INFORMATION

	3 Months Ended December 31,		6 Months Ended December 31,
	2005	2004	2005	2004
	US Millions		US Millions
Revenues

Filmed Entertainment	$1,607	$1,872	$3,026	$3,249
Television	1,596	1,564	2,644	2,568
Cable Network Programming	810	624	1,585	1,224
Direct Broadcast Satellite Television	620	581	1,118	996
Magazines and Inserts	265	259	532	491
Newspapers	1,010	1,010	2,022	1,875
Book Publishing	390	377	781	741
Other	367	275	639	564

	$6,665	$6,562	$12,347	$11,708

Operating Income

Filmed Entertainment	$299	$407	$667	$698
Television	183	153	343	387
Cable Network Programming	262	227	459	393
Direct Broadcast Satellite Television	(53)	(105)	(114)	(226)
Magazines and Inserts	76	73	152	137
Newspapers	69	184	194	302
Book Publishing	77	62	147	122
Other	7	(47)	(19)	(93)

	$920	$954	$1,829	$1,720

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

NOTE 1 - SUPPLEMENTAL EARNINGS PER SHARE DATA

Earnings per share is presented on a combined basis as the Company will not be required to present the two class method beginning in Fiscal 2008. Currently under US GAAP, earnings per share is computed individually for the Class A and Class B shares. Class A non-voting shares carry rights to a greater dividend than Class B voting shares through fiscal 2007. As such, net income available to the Company’s common stockholders is allocated between our two classes of common stock. The allocation between classes was based upon the two-class method. Earnings per share by class and by total weighted average shares outstanding (Class A and Class B combined) is as follows:

	3 Months Ended December 31,		6 Months Ended December 31,
	2005	2004	2005	2004
Basic earnings per share:
Income from continuing operations
Class A	$0.23	$0.14	$0.41	$0.37
Class B	$0.19	$0.12	$0.35	$0.31
Total	$0.21	$0.13	$0.39	$0.35
Gain on disposition of discontinued operations, net of tax
Class A	$0.12	$—	$0.12	$—
Class B	$0.10	$—	$0.10	$—
Total	$0.12	$—	$0.12	$—
Cumulative effect of accounting change, net of tax
Class A	$—	$—	($0.33)	$—
Class B	$—	$—	($0.27)	$—
Total	$—	$—	($0.31)	$—
Net income
Class A	$0.35	$0.14	$0.21	$0.37
Class B	$0.29	$0.12	$0.17	$0.31
Total	$0.33	$0.13	$0.20	$0.35

Diluted earnings per share:
Income from continuing operations
Class A	$0.22	$0.14	$0.41	$0.36
Class B	$0.19	$0.11	$0.34	$0.30
Total	$0.21	$0.13	$0.39	$0.34
Gain on disposition of discontinued operations, net of tax
Class A	$0.12	$—	$0.12	$—
Class B	$0.10	$—	$0.10	$—
Total	$0.12	$—	$0.12	$—
Cumulative effect of accounting change, net of tax
Class A	$—	$—	($0.32)	$—
Class B	$—	$—	($0.27)	$—
Total	$—	$—	($0.31)	$—
Net income
Class A	$0.35	$0.14	$0.21	$0.36
Class B	$0.29	$0.11	$0.17	$0.30
Total	$0.33	$0.13	$0.20	$0.34

Weighted average shares outstanding (diluted), in millions:
Class A	2,255	1,976	2,277	1,974
Class B	1,025	1,016	1,027	998

Total	3,280	2,992	3,304	2,972

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

NOTE 2 - OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

Operating income before depreciation and amortization, defined as operating income plus depreciation and amortization and the amortization of cable distribution investments, eliminates the variable effect across all business segments of non-cash depreciation and amortization. Since operating income before depreciation and amortization is a non-GAAP measure it should be considered in addition to, not as a substitute for, operating income, net income, cash flow and other measures of financial performance reported in accordance with GAAP. Operating income before depreciation and amortization does not reflect cash available to fund requirements, and the items excluded from operating income before depreciation and amortization, such as depreciation and amortization, are significant components in assessing the Company’s financial performance. Management believes that operating income before depreciation and amortization is an appropriate measure for evaluating the operating performance of the Company’s business segments. Operating income before depreciation and amortization, which is the information reported to and used by the Company’s chief decision maker for the purpose of making decisions about the allocation of resources to segments and assessing their performance, provides management, investors and equity analysts a measure to analyze operating performance of each business segment and enterprise value against historical and competitors’ data.

The following table reconciles operating income before depreciation and amortization to the presentation of operating income.

	3 Months Ended December 31,		6 Months Ended December 31,
	2005	2004	2005	2004
	US $ Millions		US $ Millions
Operating income	$920	$954	$1,829	$1,720
Depreciation and amortization	197	149	372	277
Amortization of cable distribution investments	26	28	53	58

Operating income before depreciation and amortization	$1,143	$1,131	$2,254	$2,055

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

	For the Three Months Ended December 31, 2005 (US Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$299	$27	$—	$326
Television	183	23	—	206
Cable Network Programming	262	13	26	301
Direct Broadcast Satellite Television	(53)	43	—	(10)
Magazines and Inserts	76	1	—	77
Newspapers	69	65	—	134
Book Publishing	77	1	—	78
Other	7	24	—	31

Consolidated Total	$920	$197	$26	$1,143

	For the Three Months Ended December 31, 2004 (US Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$407	$13	$—	$420
Television	153	21	—	174
Cable Network Programming	227	10	28	265
Direct Broadcast Satellite Television	(105)	40	—	(65)
Magazines and Inserts	73	1	—	74
Newspapers	184	46	—	230
Book Publishing	62	2	—	64
Other	(47)	16	—	(31)

Consolidated Total	$954	$149	$28	$1,131

News Corporation EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2005

	For the Six Months Ended December 31, 2005 (US Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$667	$46	$—	$713
Television	343	42	—	385
Cable Network Programming	459	25	53	537
Direct Broadcast Satellite Television	(114)	84	—	(30)
Magazines and Inserts	152	3	—	155
Newspapers	194	131	—	325
Book Publishing	147	3	—	150
Other	(19)	38	—	19

Consolidated Total	$1,829	$372	$53	$2,254

	For the Six Months Ended December 31, 2004 (US Millions)
	Operating income (loss)	Depreciation and amortization	Amortization of cable distribution investments	Operating income (loss) before depreciation and amortization
Filmed Entertainment	$698	$25	$—	$723
Television	387	41	—	428
Cable Network Programming	393	20	58	471
Direct Broadcast Satellite Television	(226)	72	—	(154)
Magazines and Inserts	137	3	—	140
Newspapers	302	81	—	383
Book Publishing	122	3	—	125
Other	(93)	32	—	(61)

Consolidated Total	$1,720	$277	$58	$2,055